As filed with the Securities and Exchange Commission on January 13, 2012

Registration No. 333-160842
Registration No. 333-80185
Registration No. 333-66729
Registration No. 333-26575

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160842
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-80185
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-66729
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-26575

UNDER THE SECURITIES ACT OF 1933

99¢ ONLY STORES

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	95-2411605 (I.R.S. Employer Identification No.)

4000 Union Pacific Avenue
City of Commerce, California 90023
(323) 980-8145
(Address, including zip code, and telephone number, including area code, of registrant’s  principal executive offices)

99¢ Only Stores 1996 Stock Option Plan, As Amended
(Full title of the plans)

Russell Wolpert
4000 Union Pacific Avenue
City of Commerce, California 90023
(323) 980-8145
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mary Ann Todd
Munger, Tolles & Olson LLP
355 South Grand Avenue
Los Angeles, California 90071
(213) 683-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by 99¢ Only Stores, a California corporation (the “Company”), with the Securities and Exchange Commission (note that the numbers of shares listed below do not take into account the amount such shares may have increased pursuant to the anti-dilution provisions described in the Registration Statements):

1.	Registration Statement No. 333-160842 filed on July 28, 2009, registering an additional 4,665,633 shares of Common Stock, issuable under the 99¢ Only Stores 1996 Stock Option Plan, As Amended;

2.	Registration Statement No. 333-80185 filed on June 8, 1999, registering an additional 1,500,000 shares of Common Stock, issuable under the 99¢ Only Stores 1996 Stock Option Plan, As Amended;

3.	Registration Statement No. 333-66729 filed on November 3, 1998, registering an additional 1,250,000 shares of Common Stock, issuable under the 99¢ Only Stores 1996 Stock Option Plan, As Amended; and

4.	Registration Statement No. 333-26575 filed on May 6, 1997, registering 1,000,000 shares of Common Stock, issuable under the 99¢ Only Stores 1996 Stock Option Plan, As Amended.

The Company, Number Holdings, Inc., a Delaware corporation (“Parent”), and Number Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on October 11, 2011. On January 12, 2012, at a special meeting of the shareholders of the Company, the shareholders of the Company voted to approve the Merger Agreement, as contemplated by the Merger Agreement.

On January 13, 2012 (the “Effective Time”), the Company filed an Agreement of Merger with the California Secretary of State, pursuant to which Merger Sub was merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”). At the Effective Time, each outstanding share of Common Stock (other than shares of Common Stock held by Company shareholders who are entitled to and properly exercise dissenters’ rights under California law, shares owned by the Company, and shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) was automatically converted into the right to receive $22.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statements.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all shares of Common Stock registered under the Registration Statements that remain unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on January 13, 2012.

99¢ ONLY STORES

By:	/s/ Eric Schiffer
Eric Schiffer
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons in the capacities indicated below as of January 13, 2012.

Signature	Title

/s/ Eric Schiffer	Chief Executive Officer and Director (principal executive officer)
Eric Schiffer

/s/ Robert Kautz	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
Robert Kautz

/s/ Jeff Gold	President, Chief Operating Officer and Director
Jeff Gold

/s/ Norman Axelrod	Director
Norman Axelrod

/s/ Dennis Gies	Director
Dennis Gies

/s/ Howard Gold	Director
Howard Gold

/s/ Shane Feeney	Director
Shane Feeney

/s/ David Kaplan	Director
David Kaplan

/s/ Scott Nishi	Director
Scott Nishi

/s/ Adam Stein	Director
Adam Stein